Exhibit 2.3

PURCHASE AND SALE AGREEMENT

AMONG

SANCHEZ ENERGY CORPORATION

(“SN”),

SN TERMINAL, LLC

(“SELLER”)

AND

SANCHEZ PRODUCTION PARTNERS LP

(“BUYER”)

DATED AS OF OCTOBER 6, 2016

(Costa Azul)

i

ii

Section 12.9	Captions		25
Section 12.10	Counterparts		25
Section 12.11	Integration		25
Section 12.12	Amendment; Waiver		26
Section 12.13	Mitigation		26

ARTICLE XIII. INTERPRETATION			26

Section 13.1	Interpretation		26
Section 13.2	References, Gender, Number		27

Exhibits:

Exhibit A	—	Assignment and Assumption Agreement
Exhibit B	—	Option Exercise Notice

Schedules:

Schedule 1.1	—	Knowledge
Schedule 3.4	—	No Conflicts; Consents - SN Parties

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), is entered into on October 6, 2016, by and among Sanchez Energy Corporation, a Delaware corporation (“SN”), SN Terminal, LLC, a Delaware limited liability company (“Seller” and, together with SN, the “SN Parties”), and Sanchez Production Partners LP, a Delaware limited partnership (“Buyer”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

WHEREAS, SN is the parent of Seller.

WHEREAS, Seller is the lessee under that certain Ground Lease Agreement dated as of August 25, 2014, by and between SN Midstream, LLC and Calhoun Port Authority (the “Port”); as amended by that certain Amended Ground Lease Agreement dated as of August 25, 2014 by and between SN Midstream, LLC and the Port; as assigned by SN Midstream, LLC to Seller pursuant to that certain Assignment and Assumption of Lease effective as of February 9, 2016; and as modified by that certain notice dated May 26, 2016 delivered by SN Midstream LLC to the Port (collectively, the “Lease”).

WHEREAS, pursuant to the Lease, Seller has leased from the Port a tract of land that is owned by the Port in Calhoun County, Texas for the purpose of developing the Facility (as defined in the Lease).

WHEREAS, Seller desires to grant Buyer an option to acquire, and Buyer, upon exercise of such option, desires to acquire from Seller, all of Seller’s right, title and interest in and to the Lease and the Leased Premises, on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I.
DEFINED TERMS

Section 1.1            Defined Terms.  Unless the context expressly requires otherwise, the respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings herein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise.  For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided, however, solely for the purposes of this Agreement, that Buyer and its subsidiaries shall not be deemed to be Affiliates of the SN Parties or any of their subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, decree, Permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question, including Environmental Law.

“Assignment Document” has the meaning set forth in Section 9.2(a).

“Assumed Obligations” means all obligations and liabilities of any kind whatsoever of the SN Parties arising from or relating to the Lease or operations conducted on the Leased Premises, whether known or unknown, liquidated or contingent, but only to the extent such obligations and liabilities arise on or after the Effective Date or relate to or are otherwise attributable to the period commencing on the Effective Date.  The Assumed Obligations shall not include the Retained Obligations.

“Books and Records” means all of the records and files in control of or maintained by the SN Parties prior to the Closing primarily related to the Lease or the Leased Premises that the SN Parties have the Legal Right to provide to Buyer, including any plans, drawings, instruction manuals, operating and technical data and records, whether computerized or hard copy, Tax files, books, records, Tax Returns and Tax work papers, supplier lists, surveys, engineering records, maintenance records and studies, environmental records, environmental reporting information, emission data, testing and sampling data and procedures, construction, inspection and operating records, and any and all information necessary to meet compliance obligations with respect to Applicable Law.

“Business Day” means any day that is not a Saturday, Sunday, or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer Indemnified Costs” means all Losses incurred or suffered by the Buyer Indemnified Parties as a result of, relating to or arising out of, (i) any breach of any representation or warranty contained in Article III or Article IV made by the SN Parties as though such representation or warranty were made as of the Closing Date (except to the extent that such representation and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been made as of such earlier date); (ii) the breach of any covenant or agreement made or to be performed by the SN Parties under this Agreement and (iii) the Retained Obligations.

“Buyer Indemnified Parties” means Buyer and its Affiliates, and each of their respective officers, members, managers, partners, directors, employees and representatives.

“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, inquiry, condemnation, audit or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative) before any court or other Governmental Authority or any arbitration proceeding, known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (i) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement; (ii) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or its Affiliates; (iii) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement; or (iv) has been published or otherwise disclosed as required by Applicable Law.  From and after the Closing Date, Confidential Information disclosed by the SN Parties to Buyer that relates to the Lease and the Leased Premises shall become, and be treated as, Confidential Information of Buyer disclosed to the SN Parties (other than Books and Records to the extent utilized or intended to be utilized for purposes specified in clauses (i) through (v) of Section 7.4(a)).

“Consents” means all notices to, authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, and any notices to, consents or approvals of any other third party.

“Contract” means any written contract, agreement, indenture, instrument, note, bond, loan, lease, easement, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.

“Effective Date” means 12:01 a.m. Houston, Texas time on the Closing Date.

“Encumbrance” means any mortgage, pledge, charge, hypothecation, easement, right of purchase, security interest, deed of trust, conditional sales agreement, encumbrance, interest, option, lien, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation of Applicable Law, any voting trust or voting agreement, stockholder agreement or proxy.

“Environmental Laws” means all Applicable Laws relating to health, safety, the protection of the environment, natural resources, or threatened or endangered species, pollution, or its impacts on human health, including those laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof.

“Fundamental Representations” has the meaning set forth in Section 11.4(a).

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“General Partner” means Sanchez Production Partners GP LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local, tribal, or foreign government, or any court of competent jurisdiction, regulatory or administrative agency, commission, or other governmental authority that exercises jurisdiction over Buyer, the SN Parties, the Lease or the Leased Premises, as applicable.

“Hazardous Substance” means any chemicals, constituents, fractions, derivatives, compounds or other substances that are defined or regulated as pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous materials, radioactive materials or radioactive wastes or that may form the basis of liability or obligations under any Environmental Laws.  Hazardous Substances shall also expressly include petroleum substances (and any components, fractions or derivatives thereof) and exploration and production wastes.

“Indemnified Costs” means Buyer Indemnified Costs and Seller Indemnified Costs, as applicable.

“Indemnified Party” means Buyer Indemnified Parties and Seller Indemnified Parties.

“Indemnifying Party” has the meaning set forth in Section 11.2.

“Indemnity Cap” means an amount equal to $3,000,000.

“Indemnity Deductible” means an amount equal to $150,000.

“Individual Indemnity Threshold” has the meaning set forth in Section 11.4(b).

“Knowledge” means, (i) as to the SN Parties, the actual knowledge of those Persons listed in Schedule 1.1 as of the date of this Agreement and (ii) as to Buyer, the actual knowledge of Charles Ward, Patricio Sanchez and Gerald Willinger.

“Leased Premises” has the meaning set forth therefor in the Lease.

“Lease” has the meaning set forth in the recitals hereto.

“Legal Right” means, to the extent arising from, or in any way related to the Lease or the Leased Premises, the legal authority and right (without risk of liability, criminal, civil or otherwise), including through the exercise of voting, managerial or other similar authority or right, if any; provided, however, that the Legal Right shall be deemed not to exist with respect to any contemplated conduct unless the SN Parties reasonably determine that such conduct would not constitute a violation, termination or breach of, or require any payment under, or permit any termination under, any: contract or agreement; arrangement; Applicable Law; fiduciary, quasi-fiduciary or similar duty; or any other obligation.

“Losses” means any and all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.

“Material Adverse Effect” means a material adverse effect on or change (a) in the Leased Premises, taken as a whole and as leased and operated immediately prior to Closing, other than any effect or change arising from or relating to (i) the hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including any change in the price of natural gas or other hydrocarbons or any regulatory changes or changes in Applicable Law), (ii) United States or global economic conditions or financial markets in general, (iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) changes in GAAP, or (v) the entry into or announcement of this Agreement, or (b) that would prevent any Party from performing its obligations under this Agreement and the other documents contemplated hereby to which it is a party or to consummate the transactions contemplated by this Agreement or the other documents contemplated hereby to which it is a party.

“New Seller Information” has the meaning set forth in Section 6.2(a).

“Option Exercise Notice” has the meaning set forth in Section 8.2(a).

“Organizational Documents” means any charter, certificate of incorporation, certificate or articles of formation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 10.1(d).

“Party” and “Parties” have the meanings set forth in the Preamble.

“Permits” means all permits, licenses, approvals and Consents from appropriate Governmental Authorities necessary to lease the Leased Premises and operate any business currently being conducted thereon.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.

“Port” had the meaning set forth in the recitals hereto.

“Preferential Rights” means any right or agreement that enables any Person to purchase or acquire the Seller’s interest in the Lease and the Leased Premises or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of Seller’s interest in the Lease and the Leased Premises or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the transactions contemplated by this Agreement.

“Project” has the meaning set forth in Section 2.2(b).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Receiving Party Personnel” has the meaning set forth in Section 12.6(d).

“Retained Obligations” means all obligations and liabilities of any kind whatsoever of the SN Parties or their Affiliates arising from or relating to the Lease or business operations conducted on the Leased Premises, whether known or unknown, liquidated or contingent, but only to the extent such obligations and liabilities arose prior to the Effective Date or relate to or are otherwise attributable to the period prior to the Effective Date.  The Retained Obligations shall not include the Assumed Obligations.

“Seller Indemnified Costs” means all Losses incurred or suffered by the Seller Indemnified Parties as a result of, relating to or arising out of, (i) any breach of any representation or warranty contained in Article V made by Buyer as though such representation or warranty was made as of the Closing Date (except to the extent that such representation and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been made as of such earlier date); (ii) the breach of any covenant or agreement made or to be performed by Buyer under this Agreement; and (iii) the Assumed Obligations.

“Seller Indemnified Parties” means the SN Parties, each of their respective Affiliates, and each of their respective officers, members, managers, partners, directors, employees and representatives.

“SN” has the meaning set forth in the Preamble.

“SN Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of June 30, 2014 among SN, as borrower, SN Palmetto, LLC, SN Marquis LLC, SN Cotulla Assets, LLC, SN Operating, LLC, SN TMS, LLC and SN Catarina, LLC, as loan parties, Royal Bank of Canada, as administrative agent, Capital One, National Association, as syndication agent, Compass Bank and SunTrust Bank as co-documentation agents, RBC Capital Markets as sole lead arranger and sole book runner, and the lenders party thereto, as may be amended, supplemented, restated, refinanced, replaced or otherwise modified from time to time.

“SN Indentures” means (i) that certain Indenture, dated as of June 13, 2013 (as amended or supplemented from time to time), among SN, the guarantors party thereto and U.S. Bank National Association, as trustee, and (ii) that certain Indenture, dated as of June 27, 2014 (as amended or supplemented from time to time), among SN, the guarantors party thereto and U.S. Bank National Association, as trustee.

“SN Parties” has the meaning set forth in the Preamble.

“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“third-party action” has the meaning set forth in Section 11.2.

“Transaction Taxes” has the meaning set forth in Section 7.2(b).

ARTICLE II.
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, at the Closing, all of Seller’s right, title and interest in and to the Lease and the Leased Premises, pursuant to Assignment Document.

Section 2.2                                    Consideration.

(a)                                 In consideration for the purchase of the Lease, Buyer agrees to pay to Seller at Closing an amount equal to $1.00 (the “Purchase Price”).

(b)                                 After the Closing, no later than thirty (30) days after the earlier of (i) Buyer or any of its Affiliates commencing construction of a marine crude storage terminal on the Leased Premises or within five miles of the Leased Premises, (ii) Buyer or any of its Affiliates acquiring an equity interest or otherwise providing debt financing to a Person who has commenced construction thereof, (iii) any Person in which Buyer or any of its Affiliates beneficially owns an equity interest or otherwise provides debt financing commencing construction thereof (each of the foregoing, a “Project”) or (iv) Seller assigns to Buyer an option or dedication under Section 6.7 or Section 6.8, respectively, Buyer shall pay to Seller an amount equal to $250,000.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES RELATING TO THE SN PARTIES

The SN Parties hereby jointly and severally represent and warrant to Buyer that, as of the date of this Agreement and as of the Closing:

Section 3.1                                    Organization of the SN Parties.  Seller is a limited liability company duly formed, validly existing and in good standing under the Applicable Laws of the State of Delaware and has the requisite organizational power and authority to have a beneficial interest in the Lease and the Leased Premises.  Seller is duly qualified to do business, and in good standing, in the State of Texas. SN is a corporation duly formed, validly existing and in good standing under the Applicable Laws of the State of Delaware and is duly qualified to do business, and in good standing, in each state where failure to be so qualified could reasonably be expected to adversely affect the consummation of the transactions contemplated by this Agreement.

Section 3.2                                    Authorization; Enforceability.  Each of the SN Parties has full capacity, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery, and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized on the part of each of the SN Parties, and no other proceeding on the part of either of the SN Parties is necessary to authorize this Agreement or performance of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of the SN Parties (and all documents required hereunder to be executed and delivered by the SN Parties at the Closing will be duly executed and delivered by the SN Parties), and this Agreement constitutes, and at the Closing each such document will constitute, a valid and binding obligation of each of the SN Parties, enforceable against each of the SN Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3                                    Interest in the Lease.

(a)                                 Neither of the SN Parties is a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of the Lease or the Leased Premises.

(b)                                 Upon the occurrence of the Closing, Seller will transfer its interest in the Leased Premises to Buyer free and clear of any Encumbrances other than matters of public record, matters that a current and accurate survey of the property would disclose, matters that would be disclosed by a physical inspection of the property and matters contained in the Lease.

(c)                                  Upon the occurrence of the Closing, neither the Lease nor the Leased Premises will be subject in any respect to any liens securing indebtedness of the SN Parties or their Affiliates, including the SN Credit Agreement, the SN Indentures or any related security agreements, guarantees, documents and instruments.

Section 3.4                                    No Conflict; Consents.  Except as set forth on Schedule 3.4, the execution and delivery of this Agreement by the SN Parties and the consummation of the transactions contemplated hereby do not and shall not:

(a)                                 violate any Applicable Law applicable to either of the SN Parties or, to the Knowledge of the SN Parties with respect to either of the SN Parties or their Affiliates, require any material filing with, consent, approval, or authorization of or notice to, any Person;

(b)                                 violate any Organizational Document of either of the SN Parties; or

(c)                                  to the Knowledge of the SN Parties (i) breach the Lease (provided that any applicable consent is obtained from the Port); (ii) result in the termination of or the right of any party to terminate the Lease; or (iii) constitute an event that, after notice or lapse of time or both, would result in the creation or imposition of an Encumbrance upon the Lease or the Leased Premises.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATING TO THE LEASE AND LEASED PREMISES

The SN Parties hereby jointly and severally represent and warrant to Buyer that, as of the date of this Agreement and as of the Closing:

Section 4.1                                    Absence of Litigation; Compliance with Law.  To the Knowledge of the SN Parties, there is no material Claim pending against the Lease or the Leased Premises that, if adversely determined, would be material to the Lease or the Leased Premises, and, since inception of the Lease, any operations and business conducted by the SN Parties and their Affiliates on the Leased Premises have been conducted in substantial compliance in all material respects with all Applicable Laws.

Section 4.2                                    Bankruptcy.  To the Knowledge of the SN Parties, there are no bankruptcy, reorganization or rearrangement proceedings under any bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws with respect to creditors pending against, being contemplated by, or threatened, that would affect the Lease or the Leased Premises.

Section 4.3                                    Brokers and Finders.  No investment banker, broker, finder, financial advisor or other intermediary has been (directly or indirectly) retained by or is authorized to act on behalf of the SN Parties or their Affiliates who is entitled to receive from Buyer any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.4                                    Lease.  The Lease represents the legal, valid and binding obligation of the Seller and, to the Knowledge of the SN Parties, of the Port, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.  To the Knowledge of the SN Parties, neither the SN Parties nor any other party, is in breach of the Lease.  The SN Parties have not received or delivered notice of a default currently outstanding or uncured or breach with respect to the Lease.

To the Knowledge of the SN Parties, the SN Parties have made available to Buyer or its representatives correct and complete copies of the Lease and all amendments and other modifications thereto.

Section 4.5                                    Preferential Rights.  Except as set forth on Schedule 4.5, there are no Preferential Rights attributable to or with respect to the Lease or the Leased Premises.

Section 4.6                                    Permits.  To the Knowledge of the SN Parties, all material Permits necessary to lease the Leased Premises and conduct operations currently conducted thereon have been obtained.  To the Knowledge of the SN Parties, no event has occurred and is currently ongoing (including the execution and delivery of this Agreement) which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any Permit or the imposition of any (i) restrictions of such a nature as may limit any business operations on the Leased Premises as historically conducted by the SN Parties and their Affiliates or (ii) material fines, costs or penalties under any Permit.

Section 4.7                                    Affiliate Transactions.  Other than the Lease, there are no Contracts between Seller or an Affiliate of Seller, on the one hand, and the Port or an Affiliate of the Port, on the other hand, that will continue to be binding upon or directly affect the Lease or the Leased Premises from and after the Closing.

Section 4.8                                    Condition of Leased Premises.  Buyer shall accept the Leased Premises “as is” and in its condition on the Closing Date subject only to the express provisions of this Agreement and hereby acknowledges and agrees that, except as expressly set forth in this Agreement, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, FUTURE OR OTHERWISE, OF, AS TO, CONCERNING OR WITH RESPECT TO, THE LEASED PREMISES.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the SN Parties that, as of the date of this Agreement and as of the Closing:

Section 5.1                                    Organization of Buyer.  Buyer is a limited partnership, duly formed and validly existing and in good standing under the Applicable Laws of the State of Delaware.

Section 5.2                                    Authorization; Enforceability.  Buyer has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery, and performance of this Agreement, and the performance of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other limited partnership proceeding on the part of Buyer is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Buyer (and all documents required hereunder to be executed and delivered by Buyer at the Closing will be duly executed and delivered by Buyer), and this Agreement constitutes, and at the Closing each such document will constitute, a valid and binding obligation of Buyer, enforceable against

Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3                                    No Conflict; Consents.  Except as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and shall not:

(a)                                 violate any Applicable Law applicable to Buyer or, to the Knowledge of Buyer, require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(b)                                 violate any Organizational Document of Buyer; or

(c)                                  to the Knowledge of Buyer, require any filing with, or permit, consent or approval of, or the giving of any notice to, any Person.

Section 5.4                                    Absence of Litigation.  There is no Claim pending or, to the Knowledge of Buyer, threatened against Buyer relating to the transactions contemplated by this Agreement which, if adversely determined, would reasonably be expected to materially impair the ability of Buyer to perform its obligations and agreements under this Agreement and to consummate the transactions contemplated hereby.

Section 5.5                                    Brokers and Finders.  No investment banker, broker, finder, financial advisor or other intermediary has been (directly or indirectly) retained by or is authorized to act on behalf of Buyer or its Affiliates who is entitled to receive from Seller any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.6                                    Buyer’s Independent Investigation.  Buyer has undertaken an independent investigation and verification of the Lease and the Leased Premises.  Except for the representations and warranties made by the SN Parties in Article III and Article IV, Buyer acknowledges that there are no representations or warranties, express or implied, relating to the Lease or the condition (financial or otherwise), assets, liabilities, operations, business or prospects of the Lease or the Leased Premises.

Section 5.7                                    Independent Evaluation.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of midstream properties, marine crude storage facilities and related facilities.  Buyer acknowledges and agrees that the SN Parties have not made any representations or warranties as to the Lease or the Leased Premises except as expressly and specifically provided in Article III and Article IV and that Buyer may not rely on any other representations or warranties made by the SN Parties or their representatives or, except as expressly provided in Article III and Article IV, or on any of the SN Parties’ projections as to future events or other analyses or forward-looking statements.  In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, subject to the express representations of the SN Parties set forth in this Agreement, Buyer (i) has relied or shall rely solely on its own independent investigation and evaluation of the Lease and the Leased Premises and the express provisions of this Agreement and (ii) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Lease and the Leased Premises.

ARTICLE VI.
PRE-CLOSING COVENANTS

Section 6.1                                    General.  From the date Seller receives the Option Exercise Notice until the Closing, Buyer shall use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfying the SN Parties’ conditions to Closing in Section 8.3.  From the date Seller receives the Option Exercise Notice until the Closing, the SN Parties shall use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfying Buyer’s conditions to Closing in Section 8.2.

Section 6.2                                    Notices, Consents and Books and Records.

(a)                                 From the date Seller receives the Option Exercise Notice until the Closing, the SN Parties shall give any notices to, make any filings with, and use their commercially reasonable best efforts to obtain any authorizations, Consents and approvals of Governmental Authorities and third parties that are required in connection with the matters referred to in Section 3.4 including the corresponding Schedules.  Until the Closing, each of Buyer and the SN Parties shall give the other Party prompt notice of the occurrence or nonoccurrence of any event which would be reasonably likely to (i) cause a breach of any of the representations, warranties or covenants of such Party under this Agreement or (ii) cause any of the conditions of the other Party to consummate the transactions contemplated by this Agreement not to be satisfied.  If Buyer has a right to terminate this Agreement pursuant to Section 10.1(b), without taking into consideration any new information provided by the SN Parties pursuant to this Section 6.2(a) (the “New Seller Information”) for purposes of qualifying any of the representations and warranties of the SN Parties set forth in this Agreement, but Buyer elects to proceed with the Closing, then each of the applicable Schedules shall be deemed to have been amended to include the New Seller Information, the New Seller Information shall be deemed to be waived by Buyer and Buyer shall not be entitled to make a Claim thereon under this Agreement.

(b)                                 From the date Seller receives the Option Exercise Notice until the Closing, to the extent they have the Legal Right, the SN Parties shall provide access to their Books and Records to allow Buyer and Buyer’s outside auditing firm to prepare (at Buyer’s expense) any information required to be filed with or furnished to the Securities and Exchange Commission by Buyer pursuant to Applicable Laws.

Section 6.3                                    Operations.  Except as expressly contemplated by this Agreement or with the prior written consent of Buyer, until the Closing, to the extent they have the Legal Right, the SN Parties will cause business operations, if any, on the Leased Premises to be operated in the ordinary course except in case of emergency or as may otherwise be required to prevent injury or damage to Persons, property or the environment.

Section 6.4                                    Reasonable Access.  Unless prohibited by Applicable Law or the terms of the Lease, to the extent the SN Parties have the Legal Right, the SN Parties shall use commercially reasonable efforts, from the date Seller receives the Option Exercise Notice until the Closing, to permit Buyer and representatives of Buyer to have reasonable access at reasonable times, and in a manner so as not to interfere with the normal business operations of the SN Parties and their Affiliates, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Lease and the Leased Premises, subject to Section 7.4(b).  Buyer shall abide by the SN Parties’ and any lessors’ safety rules, regulations and operating policies while conducting its due diligence evaluation of the Lease and the Leased Premises, including any environmental or other inspection or assessment of the Leased Premises.  Buyer does hereby RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS the Seller Indemnified Parties from and against any and all Claims arising out of, resulting from or relating to the acts or omissions of Buyer or any of the Buyer Indemnified Parties in connection with any field visit, environmental assessment or other due diligence activity conducted by Buyer or any of its representatives with respect to the Lease or the Leased Premises conducted prior to Closing.  SUCH OBLIGATIONS OF BUYER SHALL APPLY EVEN IF SUCH CLAIMS ARISE OUT OF OR RESULT FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE SELLER INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THE AFOREMENTIONED OBLIGATIONS SHALL NOT APPLY TO ANY CLAIM TO THE EXTENT ACTUALLY RESULTING ON ACCOUNT OF THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE SELLER INDEMNIFIED PARTIES.

Section 6.5                                    Lease. Except as expressly contemplated by this Agreement, until the Closing, the SN Parties, to the extent they have the Legal Right, will not cause, or allow to be caused, except with the prior written consent of Buyer, the amendment, amendment and restatement, modification or supplement of Lease as in effect on the date of this Agreement.

Section 6.6                                    Exercise of Option. Buyer shall have the right to trigger the Closing contemplated by this Agreement (subject to satisfaction of the other conditions precedent set forth in Article VIII) by delivering the Option Exercise Notice to Seller at any time after the board of directors of the General Partner has approved the delivery thereof.

Section 6.7                                    Project Option.  If prior to or after the Closing, an SN Party or any of its Affiliates enters into an option to engage in the construction of or participation in a Project, the applicable SN Party shall sell, assign, transfer and convey to Buyer its interests in such option at the Closing (or, if such option arises after Closing, promptly after such option arises), subject to the same terms and conditions regarding Seller’s transfer of its interests in the Leased Premises hereunder and further provided that Seller’s obligations to transfer its interests in such options are conditioned on its receipt of Consent from any parties from which Consent is required under any such option, or under the SN Credit Agreement or the SN Indentures, as applicable.

Section 6.8                                    Acreage Dedication

.  If prior to or after the Closing, an Seller receives the benefit of an acreage dedication from an Affiliate of SN relating to a Project, Seller shall sell, assign, transfer and convey to Buyer its interest in such acreage dedication at the Closing (or, if such acreage dedication arises after Closing, promptly after such acreage dedication arises), subject to the same terms and conditions regarding Seller’s transfer of its interests in the Leased Premises hereunder and further provided that Seller’s obligations to transfer its interest in such dedicated acreage are conditioned on its receipt of Consent from any parties from which Consent is required, or under the SN Credit Agreement or the SN Indentures, as applicable.

ARTICLE VII.
POST-CLOSING COVENANTS

Section 7.1                                    Further Assurances.  After the Closing, each Party shall use its commercially reasonable efforts to take such further actions, including obtaining or transferring to the other Party all necessary Permits, Consents, orders and Contracts and executing and causing its Affiliates to execute such further documents, as may be necessary or reasonably requested by another Party in order to effectuate the intent of this Agreement and to provide such other Party with the intended benefits of this Agreement.

Section 7.2                                    Tax Matters.

(a)                                 Taxes.  The Parties agree that the income and loss related to the Lease and the Leased Premises for the period up to and including the Closing Date will be reflected on the federal income Tax Return of Seller and that Seller shall bear the liability for (or receive the benefit of) any Taxes associated with such income or loss.  The Parties further agree that the income and loss related to the Lease and the Leased Premises for the period after the Closing Date will be reflected on the federal income Tax Return of Buyer and that the partners of Buyer shall bear the liability for (or receive the benefit of) any Taxes associated with such income or loss.

(b)                                 Transaction Taxes.  All sales, use, transfer, filing, recordation, registration and similar Taxes arising from or associated with the transactions contemplated by this Agreement other than Taxes based on income (“Transaction Taxes”), shall be borne 50% by Seller and 50% by Buyer.  To the extent under Applicable Law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, Buyer shall prepare and file all such Tax Returns.  The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes.  The Party that is not responsible under Applicable Law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible Party prior to the due date of such Taxes.

(c)                                  Cooperation on Tax Matters.  Following the Closing Date, the Parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting Party, and to any Governmental Authority responsible for the administration of any Tax, all information, records or documents relating to Tax liabilities or potential Tax liabilities relating to the Leased or the Leased Premises for all periods at or prior to the Effective Date and any information which may be relevant to determining the amount payable hereunder, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.

Section 7.3                                    Cooperation for Litigation and Other Actions.  Each Party shall cooperate reasonably with each other Party, at the requesting Party’s expense (but including only out-of-pocket expenses to unaffiliated third parties, photocopying and delivery costs and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), in furnishing reasonably available information, testimony and other assistance in connection with any Claims or other disputes involving any of the Parties (other than in connection with Claims or disputes between the Parties).

Section 7.4                                    Retention of and Access to Books and Records.

(a)                                 Buyer agrees to afford the SN Parties and their Affiliates and their respective accountants, counsel and other designated individuals, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Books and Records at no cost to the SN Parties or their Affiliates (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under Applicable Law. Without limiting the generality of the preceding sentence, Buyer agrees to provide SN Parties and their Affiliates reasonable access to and the right to make copies of the Books and Records after the Closing for the purposes of assisting SN Parties and their Affiliates (i) in complying with the SN Parties’ obligations under this Agreement, Applicable Laws (including securities laws) or applicable stock exchange requirements; (ii) in preparing Tax Returns; (iii) in responding to or disputing any Tax audit; (iv) in asserting, defending or otherwise dealing with any Claim or dispute, known or unknown, under this Agreement; and (v) in asserting, defending or otherwise dealing with any third-party Claim or dispute by or against SN Parties and their Affiliates relating to the Lease or the Leased Premises.

(b)                                 Notwithstanding the foregoing provisions of this (b) or anything else to the contrary in this Agreement, with respect to any Books and Records the transfer or other disclosure of which to Buyer would waive (or would reasonably risk the waiver of) any attorney/client, work product, tax practitioner, audit or other privilege relating to the Retained Obligations, the SN Parties shall not be required to transfer such Books and Records (or any copies thereof) to Buyer until the appropriate Parties enter into a mutually-agreed joint defense agreement to allow for the sharing of common defense privileged materials.

ARTICLE VIII.
CONDITIONS TO CLOSE

Section 8.1                                    Condition to Close of Both Parties.  The respective obligations of Buyer and the SN Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions:

(a)                                 there must not be any pending or threatened injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending or threatened by a Governmental

Authority to enjoin the consummation of any of the transactions contemplated by this Agreement; and

(b)                                 all Consents set forth on Schedule 3.4 shall have been obtained.

Section 8.2                                    Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

(a)                                 Buyer shall have delivered to Seller a written notice, substantially in the form attached hereto as Exhibit B (the “Option Exercise Notice”), obligating Seller to convey the Leased Premises to Buyer pursuant to the terms of this Agreement;

(b)                                 the representations and warranties of the SN Parties contained in Article III and Article IV must be true and correct in all material respects as of the date of this Agreement and as of the Closing (except for those which refer to another specific date, which must be true and correct as of such date);

(c)                                  the SN Parties must have performed and complied in all material respects with each of their covenants hereunder through the Closing; and

(d)                                 the SN Parties must have timely delivered all items required to be delivered at Closing pursuant to Section 9.2.

Buyer may waive any condition specified in this Section 8.2 if it executes and delivers to the SN Parties a writing so stating at or before the Closing.

Section 8.3                                    Conditions to Obligations of the SN Parties.  The obligation of the SN Parties to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

(a)                                 Seller shall have received the Option Exercise Notice from Buyer to convey the Leased Premises to Buyer pursuant to the terms of this Agreement;

(b)                                 the representations and warranties of Buyer contained in Article V must be true and correct in all material respects as of the date of this Agreement and as of the Closing;

(c)                                  Buyer must have performed and complied in all material respects with each of its covenants hereunder through the Closing; and

(d)                                 Buyer must have timely delivered all items required to be delivered at Closing pursuant to Section 9.3.

The SN Parties may waive any condition specified in this Section 8.3 if either SN or Seller executes and delivers to Buyer a writing so stating at or before the Closing.

ARTICLE IX.
CLOSING

Section 9.1                                    Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Seller, 1000 Main Street, Suite 3000, Houston, Texas 77002 within three (3) Business Days after receipt by Seller of the Option Exercise Notice, subject to the satisfaction or waiver of the other conditions set forth in Article VIII to be satisfied at Closing, or such other date as may be mutually agreed to by the Parties (the “Closing Date”), and the Closing is deemed to be effective as of the Effective Date.

Section 9.2                                    Deliveries by the SN Parties.  At the Closing, the SN Parties shall deliver, or cause to be delivered, to Buyer the following:

(a)                                 a counterpart of the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A (the “Assignment Document”), duly executed by Seller;

(b)                                 an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller (or such affiliate of Seller as required under Treasury Regulations § 1.1445-2(b)(2)(iii) to the extent that Seller is disregarded for federal income Tax purposes) is not a foreign person within the meaning of the Internal Revenue Code and the Treasury Regulations promulgated thereunder;

(c)                                  the Books and Records that are in the possession or control of the SN Parties or their Affiliates, subject to Section 7.4(b); and

(d)                                 a certificate of an executive officer of SN, dated as of the Closing Date, stating that the SN Parties are in compliance with Section 8.2(a) and Section 8.2(c).

Section 9.3                                    Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)                                 the Purchase Price by wire transfer to one or more accounts designated in writing by Seller no later than two Business Days prior to Closing;

(b)                                 a counterpart of the Assignment Document, duly executed by Buyer; and

(c)                                  a certificate of an executive officer of Buyer, dated as of the Closing Date, stating that Buyer is in compliance with Section 8.2(c) and Section 8.3(c).

ARTICLE X.
TERMINATION

Section 10.1                             Termination of Agreement.  The Parties may terminate this Agreement, as provided below:

(a)                                 Buyer and the SN Parties may terminate this Agreement by mutual written consent at any time before the Closing;

(b)                                 by Buyer, (i) if the SN Parties shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.2 or (ii) if all of the conditions set forth in Article VIII have been satisfied or waived, as applicable, and the SN Parties nevertheless refuse or fail to Close the transactions contemplated in this Agreement; provided, the SN Parties shall first be entitled to 10 days’ notice and the opportunity to cure and provided furthermore that Buyer shall not be in breach at such time;

(c)                                  by the SN Parties, (i) if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.3 or (ii) if all of the conditions set forth in Article VIII have been satisfied or waived, as applicable, and Buyer nevertheless refuses or fails to Close the transactions contemplated in this Agreement; provided, Buyer shall first be entitled to 10 days’ notice and the opportunity to cure and provided furthermore that the SN Parties shall not be in breach at such time;

(d)                                 by either Buyer or the SN Parties, upon notice to the other Party, if the transactions contemplated at the Closing have not been consummated by January 1, 2018 (the “Outside Date”), provided that neither Buyer nor the SN Parties shall be entitled to terminate this Agreement pursuant to this Section 10.1(d) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement; or

(e)                                  by either Buyer or the SN Parties, if any Governmental Authority shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

Section 10.2                             Effect of Termination.

(a)                                 Except for the provisions of this Article X, Article XII and Article XIII, if this Agreement terminates pursuant to Section 6.6 or the Parties terminate this Agreement pursuant to Section 10.1(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party and except that termination of this Agreement will not affect any liability of either Party for any breach of this Agreement prior to termination, or any breach at any time of the provisions hereof surviving termination.

(b)                                 If the SN Parties terminate this Agreement pursuant to Section 10.1(c) due to a material breach of this Agreement by Buyer, then the SN Parties shall be entitled to seek all rights and remedies at law or in equity against Buyer or its Affiliates. Each of Buyer and the SN Parties agree to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party.

(c)                                  If Buyer terminates this Agreement pursuant to Section 10.1(b) due to a material breach of this Agreement by the SN Parties, then Buyer shall be entitled to seek all rights and remedies at law or in equity against the SN Parties or their Affiliates. Each of Buyer and the SN Parties agree to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party.

ARTICLE XI.
INDEMNIFICATION

Section 11.1                             Indemnification.  From and after the Closing and subject to the provisions of this Article XI, (i) the SN Parties agree to indemnify and hold harmless Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs and (ii) Buyer agrees to indemnify and hold harmless Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

Section 11.2                             Defense of Third-Party Claims.  An Indemnified Party shall give prompt written notice to the SN Parties or Buyer, as applicable (the “Indemnifying Party”), of the commencement or assertion of any Claim by a third party (collectively, a “third-party action”) in respect of which such Indemnified Party seeks indemnification hereunder. Any failure to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article XI unless and to the extent the failure to give such notice materially and adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

(a)                                 The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such third-party action; (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action; (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);

(b)                                 The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission or acknowledgment could have a material adverse effect with respect to the Indemnified Party;

(c)                                  The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such third-party action; and

(d)                                 The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time (except to the extent (A) the Indemnifying Party shall have reasonably concluded that there may be defenses available to such Indemnifying Party that are different from or additional to those available to the Indemnified Party or (B) the Indemnifying Party’s counsel shall have advised the Indemnifying Party in writing, with a copy delivered to the Indemnified Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel) or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The Parties shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article XI and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

Section 11.3                             Direct Claims.  In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.2 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof.  Subject to the limitations set forth in Section 11.4(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless and to the extent the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

Section 11.4                             Limitations.  The following provisions of this Section 11.4 shall limit the indemnification obligations hereunder:

(a)                                 The Indemnifying Party shall not be liable for any Indemnified Costs pursuant to this Article XI unless a written claim for indemnification in accordance with Section 11.2 or Section 11.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Houston, Texas time, on or prior to the date that is eighteen (18) months after of the Closing Date; provided, however, that written claims for indemnification (i) for Indemnified Costs arising out of a breach of any representation or warranty contained in Article III, Section 4.3, Section 5.1, Section 5.2 and Section 5.5 (the “Fundamental Representations”) may be made at any time and (ii) for Indemnified Costs arising out of a breach of any covenant may be made at any time.

(b)                                 Except as set forth in this Agreement, an Indemnified Party will not be entitled to any Indemnified Costs with respect to any individual Claim that does not equal or exceed $7,500 (the “Individual Indemnity Threshold”), and all such Claims that equal or exceed the Individual Indemnity Threshold must, collectively, also exceed the Indemnity Deductible, and thereafter, the Indemnified Party shall only be entitled to indemnity for the amount in excess of the Indemnity Deductible, subject to the limitations set forth in this Agreement.  Except as set forth below, the maximum aggregate liability of the SN Parties under Section 11.1 shall not exceed the Indemnity Cap.  Except as set forth below, the maximum aggregate liability of Buyer under Section 11.1 shall not exceed the Indemnity Cap.

(c)                                  The limitations set forth above in this Section 11.4 shall not apply to any claim for indemnification under Section 11.1 with respect to (i) the Assumed Obligations that consist of payments under the Lease or (ii) any breach of (x) the Fundamental Representations or (y) the indemnification obligations set forth in this Article XI.

(d)                                 Each Party acknowledges and agrees that, after the Closing Date, except as otherwise set forth in Section 6.4 and Article XII, Buyer’s and the other Buyer Indemnified Parties’ and the SN Parties’ and the other Seller Indemnified Parties’ sole and exclusive remedy with respect to the Indemnified Costs shall be in accordance with, and limited by, the provisions set forth in this Article XI.

(e)                                  For purposes of determining any Losses resulting from a breach of any of the SN Parties’ representations and warranties contained in Article III or Article IV for which Buyer Indemnified Parties would be entitled to indemnification, any dollar or materiality qualifications in the SN Parties’ representations and warranties shall be disregarded.

Section 11.5                             Tax Treatment of Payment of Indemnity Costs.  The SN Parties and Buyer agree that any payment of Indemnified Costs made hereunder will be treated by the Parties on their Tax Returns as an adjustment to the Purchase Price.

Section 11.6                             Express Negligence Rule.  THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE XII.
MISCELLANEOUS

Section 12.1                             WAIVERS AND DISCLAIMERS.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAVE MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT,

REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE LEASE OR THE LEASED PREMISES, INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE LEASED PREMISES GENERALLY, THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE LEASED PREMISES; (B) THE INCOME TO BE DERIVED FROM THE LEASED PREMISES; (C) THE SUITABILITY OF THE LEASED PREMISES FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON; (D) THE COMPLIANCE OF OR BY THE LEASE OR THE LEASED PREMISES WITH ANY APPLICABLE LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS); OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE LEASE OR THE LEASED PREMISES. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE LEASE OR THE LEASED PREMISES FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THIS SECTION 12.1 SHALL SURVIVE THE PURCHASE OF THE LEASE OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 12.1 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LEASE AND THE LEASED PREMISES THAT MAY ARISE PURSUANT TO APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

Section 12.2                             Expenses.  Except as expressly provided in this Agreement, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expense. For the avoidance of doubt, (i) Buyer shall be responsible for all costs and expenses (including attorneys’ fees and expenses) incurred by the conflicts committee of the board of directors of the General Partner in connection with this Agreement and the transactions contemplated herein and (ii) the SN Parties and their Affiliates shall be responsible for all costs and expenses (including attorneys’ fees and expenses) incurred by the audit committee of the board of directors of SN in connection with this Agreement and the transactions contemplated herein.

Section 12.3                             Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 12.4                             Notice.  Any notice, communication, request, instruction or other document by any party to another required or permitted hereunder shall be given in writing and addressed as set forth below.  Any such notice, communication, request, instruction or other document shall be deemed to have been duly made or given and the receiving Party charged with notice as follows: (i) if personally delivered, when received; (ii) if sent by facsimile, with electronic confirmation of delivery, if sent during normal business hours on a Business Day, and if not sent during normal business hours on a Business Day, on the next subsequent Business Day; (iii) if mailed certified mail, return receipt requested, on the day such notice is received, and if such day is not a Business Day, on the next subsequent Business Day; or (iv) if sent by overnight courier, the next Business Day after placement into the custody of the overnight courier.  All notices shall be addressed as follows:

SN Parties:
Sanchez Energy Corporation
1000 Main Street, Suite 3000
Houston, Texas 77002
Attn:	President
Fax:	(713) 756 - 2784

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana St., 44th Floor
Houston, Texas 77002
Attention: David Elder
Fax: (713) 236 - 0822

Buyer:
Sanchez Production Partners LP
1000 Main Street, Suite 3000
Houston, Texas 77002
Attn:	Chief Financial Officer
Fax:	(832) 308 - 3720

with a copy (which shall not constitute notice) to:

Andrews Kurth Kenyon LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: Scott Olson
Fax:	(713) 238 - 7410

A Party may, by written notice so delivered to the other Parties, change its address for notice purposes hereunder.

Section 12.5                             Governing Law; Consent to Jurisdiction; Enforcement.

(a)                                 This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

(b)                                 The Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be brought, heard and determined only in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c)                                  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Texas, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties further hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 12.6                             Confidentiality.

(a)                                 Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 12.6.  Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

(b)                                 Required Disclosure. Notwithstanding Section 12.6(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances.  The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c)                                  Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department for purposes of resolving any dispute that may arise hereunder or for complying with Applicable Law or the rules of any securities exchange applicable to the Party, and the receiving Party shall be entitled to retain any Confidential Information in electronic form stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 12.6, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d)                                 Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys, representatives and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”).  The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof.

(e)                                  Survival. The obligation of confidentiality under this Section 12.6 shall survive until the second anniversary the Closing Date.

Section 12.7                             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties with respect to Article XI) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.8                             Assignment of Agreement.  Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Party hereto.

Section 12.9                             Captions.  The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.

Section 12.10                      Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

Section 12.11                      Integration.  This Agreement supersedes any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This

Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto or thereto and executed by the Parties or parties thereto after the date of this Agreement.

Section 12.12                      Amendment; Waiver.  This Agreement may be amended only in a writing signed by all Parties. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement. Any amendment or waiver executed by any of the Parties or their respective subsidiaries shall not be effective unless and until the execution of such amendment or waiver has been approved by, with respect to Buyer, the conflicts committee of the board of directors of the General Partner, and with respect to the SN Parties, the audit committee of the board of directors of SN.

Section 12.13                      Mitigation.  Each Party shall take all reasonable steps, and shall reasonably cooperate with the other Parties in good faith, to mitigate damages in respect of any Claim under Article XI for which it or another Buyer Indemnified Party or Seller Indemnified Party, as applicable, is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such Claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.  Further, no Party shall take nor fail to take any action, which action or inaction induces, incentivizes or otherwise is reasonably likely to lead a third party to make a Claim against a Buyer Indemnified Party or Seller Indemnified Party, for which it seeks indemnification under Article XI.

ARTICLE XIII.
INTERPRETATION

Section 13.1                             Interpretation.  It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:

(a)                                 examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)                                 the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(c)                                  a defined term has its defined meaning throughout this Agreement and each Exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)                                 each Exhibit to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, the provisions of the main body of this Agreement shall prevail;

(e)                                  the term “cost” includes expense and the term “expense” includes cost;

(f)                                   the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

(g)                                  currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;

(h)                                 unless the context otherwise requires, all references to time shall mean time in Houston, Texas;

(i)                                     whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; and

(j)                                    if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

Section 13.2                             References, Gender, Number.  All references in this Agreement to an “Article,” “Section,” “subsection” or “Exhibit” shall be to an Article, Section, subsection or Exhibit of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SANCHEZ ENERGY CORPORATION

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

SN TERMINAL, LLC

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

SANCHEZ PRODUCTION PARTNERS LP

By: Sanchez Production Partners GP LLC, as General Partner

By:	/s/ Gerald F. Willinger
Name:	Gerald F. Willinger
Title:	Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]